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                                   EXHIBIT 5
                              Opinion of Counsel


Pennsylvania Commerce Bancorp, Inc.
100 Senate Avenue
P.O. Box 8599
Harrisburg, PA 17001-8599

Re:  1996 Employee Stock Option Plan Form S-8 Registration

Gentlemen:

This opinion is rendered in connection with the Registration Statement filed on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, under which up to 116,128 shares of common stock of Pennsylvania Commerce Bancorp, Inc. (the "Company"), par value $1.00 per share, are to be registered pursuant to the Commerce Bank/Harrisburg, N.A. 1996 Employee Stock Option Plan. The Plan was previously registered by Commerce with the Office of the Comptroller of the Currency. The Company, which is now the holding company of Commerce pursuant to the reorganization consummated on July 1, 1999, is continuing the Plan.

We have reviewed the corporate proceedings relating to the proposed stock offering and such other legal matters as we have deemed appropriate for the purpose of this opinion. Based on the foregoing, and assuming all necessary shareholder and governmental approvals, we are of the opinion that the shares of common stock covered by the Registration Statement will, when issued in accordance with the terms set forth in the Prospectus, applicable law and the Bylaws of the Company, be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

                               Very truly yours,
                               METTE, EVANS & WOODSIDE


                              By /s/ Bradley A. Walker
                                ----------------------------------
                                     Bradley A. Walker, Esquire